UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 23, 2010

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hollow Lane, Lake Success, New York 11042

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2010, Aceto Corporation (“Aceto”) and its subsidiaries Aceto Agricultural Chemicals Corporation (“AACC”), CDC Products Corporation, Aceto Pharma Corp., Aceto Realty LLC (“Aceto Realty”), Acci Realty Corp. and Arsynco Inc. (collectively, the “Subsidiaries” and together with Aceto, the “Companies”) entered into an Amended and Restated Credit Agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. (the “Lender”).  The Company, the Subsidiaries other than Aceto Realty, and the Lender were parties to a Credit Agreement dated May 10, 2002 (as the same has been heretofore amended, the “Original Credit Agreement”).  The parties entered into the Agreement to amend and restate the Original Credit Agreement and to join Aceto Realty as a party to the Agreement.

Subject to the terms, conditions, provisions and limitations of the Agreement, the Companies may borrow, repay and reborrow under the Agreement, provided that the amount outstanding at any one time shall not exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate.  The Lender’s obligation to make loans to the Companies under the Agreement terminates on December 30, 2012 (unless the Agreement is terminated earlier as provided in the Agreement).  Pursuant to the terms of the Agreement, the unpaid principal amount of the revolving credit loans made under the Agreement matures on December 31, 2012.  The credit facility provided under the Agreement replaces the previous credit facility provided by the Lender to the Companies other than Aceto Realty under the Original Credit Agreement.

Pursuant and subject to the terms and conditions of the Agreement, the Companies are required to use the proceeds of the revolving credit loans made under the Agreement solely (i) for general corporate purposes, (ii) to finance the purchase by AACC, on or prior to December 31, 2011, of the rights to market United States Environmental Protection Agency approved products for an aggregate consideration not to exceed Thirteen Million Dollars ($13,000,000) and to support the start up working capital requirements related to such acquired products; and (iii) to fund Permitted Acquisitions (as defined in the Agreement), provided that revolving credit loans for the purpose of funding a Permitted Acquisition shall be subject to the prior written consent of the Lender, in its sole discretion.

At the election of the Companies, borrowings under the Agreement bear interest for the relevant interest period (a) at fixed rates as follows:  (i) fixed rates quoted by the Lender in its discretion (“Quoted Rate Loans”); or (ii) fixed rates based on adusted LIBOR plus a two percent (2.0%) margin (“Adjusted LIBOR Loans”); or (b) at floating rates equal to the Lender’s prime rate, such variable rate not to be less than a minimum equal to the Adjusted One Month LIBOR Rate which is two and one-half percent (2.5%) plus the one month LIBOR Rate adjusted for reserves, if any (“CB Floating Rate Loans”).  The terms, conditions, provisions and limitations of the Agreement contain, among other things, representations, warranties and covenants of the Companies, and events of default by the Companies upon the occurrence of which the outstanding obligations under the Agreement may be accelerated and become immediately due and payable and the commitment of the Lender to make loans under the Agreement may be terminated.  The loans made by the Lender are evidenced by an Amended and Restated Revolving Credit Note, dated April 23, 2010, executed by the Companies in favor of the Lender.  The obligations of the Companies to the Lender are secured by a Pledge Agreement, dated as of May 10, 2002, executed by Aceto in favor of the Lender, which was reaffirmed by the Companies and the Lender pursuant to a Reaffirmation Agreement dated as of April 23, 2010.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the documents filed as Exhibits 10.1 through 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 hereof, which is hereby incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Amended and Restated Credit Agreement, dated as of April 23, 2010, among Aceto Corporation, Aceto Agricultural Chemicals Corporation, CDC Products Corporation, Aceto Pharma Corp., Aceto Realty LLC, Acci Realty Corp., Arsynco Inc. and JPMorgan Chase Bank, N.A.

10.2
Amended and Restated Revolving Credit Note, dated April 23, 2010, among Aceto Corporation, Aceto Agricultural Chemicals Corporation, CDC Products Corporation, Aceto Pharma Corp., Aceto Realty LLC, Acci Realty Corp., Arsynco Inc. and JPMorgan Chase Bank, N.A.

10.3
Reaffirmation Agreement, dated as of April 23, 2010, among Aceto Corporation, Aceto Agricultural Chemicals Corporation, CDC Products Corporation, Aceto Pharma Corp., Aceto Realty LLC, Acci Realty Corp., Arsynco Inc. and JPMorgan Chase Bank, N.A.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: April 28, 2010	By:	/s/ Vincent G. Miata
Vincent G. Miata
Chief Executive Officer and President

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